EXHIBIT 10.1 — Separation and Consulting Agreement dated August 19, 2005
SEPARATION AND CONSULTING AGREEMENT
     This Separation and Consulting Agreement (the “Agreement”) is made and entered into this 19th day of August, 2005, by and between Donnelley Marketing, Inc. (“Company”), Ray Butkus (“Butkus”) and White Oak Consulting , Inc. (“White Oak Consulting”).
BACKGROUND
A.	Butkus has resigned from his employment with Company effective August 31, 2005.
B.	Butkus owns and operates White Oak Consulting, an independent consulting business.
C.	In consideration of Butkus’ covenants, agreements and release contained in this Agreement, Company wishes to engage Butkus and White Oak Consulting to perform certain consulting services for Company as described below.
     NOW THEREFORE, consistent with the above Background, which is hereby incorporated into this Agreement by this reference, and in consideration of the promises and covenants contained below, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:
TERMS
     1. Resignation. Butkus’ employment with Company will terminate effective August 31, 2005 (the “Resignation Date”). Company will pay Butkus his regular compensation through the Resignation Date, less appropriate payroll deductions, on the pay date immediately following the Resignation Date.
     2. Paid Time Off (PTO) and Other Benefits. Company will pay Butkus for accrued, unused PTO, less appropriate payroll deductions on the pay date immediately following the Resignation Date. All other Company benefits shall end on Butkus’ Resignation Date, and Butkus acknowledges that he is not entitled to any additional benefits, bonuses, or other compensation following the Resignation Date, except as set forth in this Agreement.
     3. Stock. Butkus may sell or transfer his shares of stock or exercise any vested stock options pursuant to the terms and conditions of the relevant stock purchase or option plan(s).
     4. Consulting Services. In exchange for Butkus’ covenants, agreements and release as provided in this Agreement, Company agrees to engage Butkus and White Oak Consulting from September 1, 2005 through August 31, 2006, subject to earlier termination as described below (the “Consulting Period”), for the purpose of providing the following consulting services to Company:

     a. Butkus and White Oak Consulting will provide Company, its directors, officers and employees with consulting, transition and advisory services as may be reasonably requested by Company concerning Company matters of which Butkus is knowledgeable (the “Consulting Services”). Company will pay White Oak Consulting the monthly gross amount of $33,333.00 for the Consulting Services provided by Butkus (“Consulting Fees”). White Oak Consulting will receive the first monthly Consulting Fee on October 1, 2005, and on the first of the month each month thereafter during the Consulting Period with the final monthly payment being made on September 1, 2006, unless Consulting Services are terminated prior to this date as described below. Butkus and White Oak Consulting acknowledge that they are responsible for paying all taxes due and payable on the Consulting Fees received from Company in accordance with federal, state and local laws, and Butkus and White Oak Consulting agree to indemnify and hold Company harmless from all tax obligations relating to the Consulting Fees.
     b. Butkus and White Oak Consulting acknowledge that they are independent contractors with regard to the Consulting Services and Butkus is no longer an employee of Company. Butkus and White Oak Consulting shall be responsible for any and all expenses incurred by Butkus in the performance of the Consulting Services unless otherwise agreed to in writing by Company. Butkus further acknowledges that Company will not obtain workers’ compensation or any other insurance on his or White Oak Consultings’ behalf. Butkus and White Oak Consulting shall have no right or authority, express or implied, to incur any liability or obligation on behalf of or in the name of Company.
     c. If during the Consulting Period, Butkus and/or White Oak Consulting discontinue the provision of Consulting Services to Company, or if Butkus secures employment or other compensable work, whether as an employee, independent contractor or otherwise (collectively referred to as “Employment”), Company’s obligation to pay or continue paying either Butkus or White Oak Consulting the Consulting Fees shall immediately terminate. Butkus shall immediately notify Joey Patterson at Company if he obtains other Employment.
     5. Nondisclosure. Butkus acknowledges that employment with Company necessarily involved access to and familiarity with highly sensitive confidential and proprietary information and data of Company’s including, without limitation, information about employees, compensation, customers, pricing, software, trade secrets, business methods and operations, financial performance, marketing strategies, and know-how regarding the business of Company and its products and services (collectively referred to herein as “Confidential Information”).
Therefore, as part of the consideration to Company for entering into this Agreement, Butkus shall not disclose to any third party including, without limitation, Company’s customers or other individuals, employees, corporations, partnerships, sole proprietorships or any other person or entity (collectively the “Third Party”) any Confidential Information or use any Confidential Information for his own benefit or the benefit of any Third Party. Butkus shall immediately return all Confidential Information, including all copies of same, in any form (including computer records), to Company. Butkus shall also immediately return all Company property including, without limitation, Company credit cards, Company keys, and Company calling cards.

     6. Nonsolicitation/Noncompetition. Unless a written waiver and consent is obtained by Butkus from Company, Butkus acknowledges that he remains bound by the terms of the Standards of Business Conduct executed by Butkus on November 11, 2002, which is attached hereto as “Exhibit A” and incorporated by this reference, and the covenant not to compete restrictions as described in the Stock Option Agreement between Butkus and infoUSA, Inc., which is attached hereto as “Exhibit B” and incorporated by this reference. Notwithstanding the foregoing, if the Consulting Period is terminated by Company prior to August 31, 2006, pursuant to 4.c. above, all of Butkus’ noncompete restrictions, including those described in the Stock Option Agreement and the Standards of Business Conduct shall be modified as follows:
     a. For the remainder of Butkus’ noncompete period, Butkus will not, directly or indirectly, on Butkus’ own behalf or by aiding any other individual or entity:
     i. Call on, solicit the business of, sell to, service, or accept business from, any of Company’s customers with whom Butkus had personal contact and did business within the twelve (12) month period immediately prior to the termination of his employment for the purpose of providing the customer with products and/or services of the type or character typically provided by Company; or
     ii. Encourage any vendor or supplier of Company to curtail, sever, or alter its relationship or business with Company.
All other terms and conditions of the Standards of Business Conduct shall remain in full force and effect.
     7. Indemnification. Butkus hereby agrees to indemnify, defend and hold Company harmless with respect to any and all actions, suits, proceedings, investigations, demands or claims which are incurred by or brought against Company during the Consulting Period arising out of or related to the performance of the Consulting Services or by reason of Butkus’ gross negligence, criminal acts or gross misconduct. Company hereby agrees to indemnify, defend and hold Butkus harmless with respect to any and all actions, suits, proceedings, investigations, demands or claims which are incurred by or brought against Butkus during the Consulting Period arising out of or related to the performance of the Consulting Services or by reason of Company’s gross negligence, criminal acts or gross misconduct.
     8. No Disparaging Comments. Butkus covenants and agrees that he will not directly or indirectly, verbally or in writing, make statements to any Third Party which defame or disparage Company’s reputation (including its parent, subsidiaries or affiliates), its business, services, products, or its directors, officers, employees or agents.
     9. No Admission. Butkus agrees that neither this Agreement nor any obligations under this Agreement constitute an admission by Company of any violation of any federal, state or local laws, rules or regulations or of any liability under contract or tort theories. Company specifically disclaims any wrongdoing whatsoever against Butkus on the part of Company or its parent, subsidiaries or affiliates or their respective officers, directors, employees or agents.
     10. Release. Butkus hereby releases and forever discharges Company, its parent, subsidiaries and affiliates including, without limitation, infoUSA, Inc., and their respective officers, directors, employees and agents, from any and all claims, damages (including attorney fees), demands, actions or causes of action of any kind or nature, whether known or unknown, that Butkus has, or may have, up to and including the date of this Agreement, arising out of Butkus’ employment with Company and/or the termination of Butkus’ employment with Company, (collectively the “Claims”) including, but not limited to, any Claim alleging breach of the Stock Option Agreement or Plan, or any other contract, express or implied, promissory estoppel or any tort, and Claims under any federal, state statute or local ordinance, or government regulation or common laws, including, but not limited to, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans With Disabilities Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the New Jersey Law Against Discrimination, and the New Jersey Wage Payment Law, all as amended.
     11. Review Period. Butkus confirms and acknowledges that he has read and understands this Agreement and that he has signed this Agreement freely and voluntarily. Butkus further acknowledges that he has been given up to twenty-one (21) days from August 8, 2005, to consider signing this Agreement (the “Review Period”). Butkus agrees that the changes made, whether material or immaterial, did not restart the running of the Review Period. Butkus may sign this Agreement before the expiration of the Review Period by signing and delivering to Company this Agreement and the Waiver of the 21-Day Review Period attached hereto as Exhibit “C” and incorporated by this reference.
     12. Consultation with Attorney. Butkus acknowledges that he has been advised to consult with an attorney of his choosing prior to signing this Agreement and has done so. Butkus will be solely responsible for any attorneys’ fees he incurs in connection with this Agreement.
     13. Right of Revocation. Butkus acknowledges and understands that he may revoke this Agreement for a period of up to seven (7) days after he executes it (not counting the day it is signed). To revoke this Agreement, Butkus must give written notice to Company stating that he wishes to revoke this Agreement, by providing notice by hand-delivery, mail or facsimile to Joey Patterson, 5711 South 86th Circle, P.O. Box 27347, Omaha, Nebraska 68127-0347 (402) 593-4511 (facsimile). This Agreement shall become effective upon the expiration of the seven (7) day revocation period (the “Effective Date”).
     14. Remedies. Butkus expressly acknowledges that each of his obligations hereunder are considered material terms of this Agreement. Butkus further acknowledges that any material breach or violation of any of the covenants and agreements contained in this Agreement will cause immediate and irreparable injury to Company and that in the event of a breach or threatened or intended breach of this Agreement by Butkus, Company, in addition to all other legal and equitable remedies available to it, shall be entitled to injunctive relief to enforce the covenants, agreements and restrictions set forth herein. Additionally, upon a breach of this Agreement, all further obligations of Company with respect to Consulting Fees shall terminate.
     15. General.
     a. Governing Law and Venue. This Agreement shall be construed in accordance with the laws of the State of Nebraska. Butkus hereby expressly consents to the personal jurisdiction of the state and federal courts located in Nebraska for any lawsuit that arises from or relates to this Agreement. Butkus hereby consents to venue in Nebraska.
     b. Entire Agreement. This Agreement sets forth the entire Agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral between the parties. Butkus acknowledges that he has not relied on any representation or statement not set forth in this Agreement by any representative of Company.
     c. Amendments. Any amendment to, modification of, or supplement to this Agreement must be in writing and signed by the parties hereto.

     d. Binding Effect. This Agreement and the rights, interests and obligations of Company hereunder shall be assignable by Company. This Agreement is not assignable by Independent Consultant without Company’s advance written consent.
     e. Confidentiality. Butkus agrees not to disclose the existence or contents of this Agreement. Notwithstanding the foregoing, it is agreed that Butkus may disclose the terms and amounts of this Agreement to Butkus’ respective attorney, accountant and spouse; provided, however, that any person to whom such disclosure is made will, prior to disclosure, acknowledge the confidentiality of such information and agree to keep such information confidential.
IN WITNESS WHEREOF, the parties hereto have executed this Separation Agreement and General Release as of the day and year first above written.

DONNELLEY MARKETING, INC.
By

Its:

WHITE OAK CONSULTING, INC.	RAY BUTKUS

By

Its:

EXHIBIT “C”
WAIVER OF 21-DAY REVIEW PERIOD
I, the undersigned, hereby knowingly and voluntarily waive the twenty-one (21) day review period to consider the Separation Agreement and General Release (“Agreement”) set forth above. I fully understand and agree that by signing this WAIVER I surrender for all time whatever right(s) and/or claim(s) I may have to challenge the Agreement set forth above because a full twenty-one days did not expire before I signed said Agreement in exchange for expediting implementation of the terms of the Agreement. I have read, fully understand and consent to the terms of this WAIVER and I sign it in the absence of fraud, duress, undue influence or reliance upon any oral and/or written representations not included in the terms of this WAIVER. This WAIVER shall be interpreted in accordance with the plain meaning of its terms and not strictly for or against any interested party.

Dated:

Ray Butkus